UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 23, 2006

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.
(Exact name of registrant specified in its charter)

California	0-15949	94-2862863
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Rowland Way, Suite 300, Novato, California	94945
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code:	(415) 878-4000

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

At a special meeting of the Board of Directors of International Microcomputer Software, Inc. (“IMSI”) held on May 23, 2006, the Board approved a new compensation plan for its non-management directors.

In addition to reasonable expenses incurred in the performance of their duties as directors, including participation on the Board of Directors and its committees, IMSI compensates its non-management directors according to the following schedule which became effective as of May 23, 2006 for services in fiscal year 2007:

•	A monthly retainer for each non-management director in the amount of $1,500.

•	An additional monthly retainer for each non-management member of the Audit Committee in the amount of $500.

•	An additional monthly retainer for the Chairman of the Audit Committee in the amount of $500.

•	An additional monthly retainer for each uninterested non-management member of the Executive Committee in the amount of $500.

•	An additional monthly retainer for the Chairman of the Compensation Committee in the amount of $500.

Effective as of May 23, 2006 for services in fiscal year 2007, the Board of Directors approved, in addition to the cash compensation detailed above, the modification of the compensation plan to grant options to purchase the common stock of the company as follows:

•	An annual grant of 75,000 common stock options for each non-management director.

All of such options have a vesting requirement over a period of one year from date of grant which shall be the first day of the month after which the director accepts such position with 25% of such options to vest as of the last day of each three month period elapsing after the date of commencement of the director’s term. The exercise price of such options shall be the market price of the Company's common stock on the date of grant of the options.

At the May 23, 2006 special meeting, the Board further authorized the fiscal year 2007 annual grant to each of the non-management directors effective as of that date to the extent shares are available under the 2004 Incentive Stock Option Plan, with any balance effective as of the date additional shares are made available under the 2004 Incentive Stock Option Plan.

Item 1.02.  Termination of a Material Definitive Agreement.

In connection with the new compensation plan adopted by the Board of Directors on May 23, 2006, the previous compensation plan for IMSI’s non-management directors was terminated in its entirety. Accrued benefits and outstanding option grants as of the termination of the previous compensation plan will continue to be governed in accordance with the provisions contained therein.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the May 23, 2006 special meeting of the Board of Directors of IMSI, the Board appointed Kathryn Felice to fill a vacancy on the Board pursuant to California law and the Bylaws of IMSI.

Ms. Felice has served as General Counsel of AccessMedia Networks, Inc. (“AccessMedia”), a Delaware corporation, since May 2005. Before joining AccessMedia, Ms. Felice practiced commercial litigation in San Diego, California, representing various technology companies and venture capital groups. Immediately prior, Ms. Felice served as law clerk to the Honorable Louisa S. Porter in the United States District Court for the Southern District of California. During law school, Ms. Felice was a judicial extern to Federal District Judge Thomas J. Whelan; served on The San Diego Law Review, was a contributing editor for The Journal of Contemporary Legal Issues, and a member of the National Moot Court Tax Team. Prior to attending law school, Ms. Felice served as a director in the West Coast Region of Kaplan Educational Centers, a wholly owned subsidiary of the Washington Post. Ms. Felice earned her Bachelor of Science degree from the University of California at Los Angeles and her law degree from the University of San Diego School of Law.

Ms. Felice is also a member of Software People LLC, Trans Global Media LLC, AccessMedia Technology LLC and Broadcaster LLC. Each of the foregoing limited liability companies is a stockholder of AccessMedia. On March 24, 2006, the stockholders of AccessMedia together with IMSI, AccessMedia and ACCM Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of IMSI, entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which AccessMedia will merge with and into ACCM Acquisition Corp. with AccessMedia continuing as the surviving corporation and a wholly-owned subsidiary of IMSI (the “Merger”). Under the Merger Agreement, IMSI will issue 29,000,000 shares of its common stock to the stockholders of AccessMedia, representing approximately 48.4% of IMSI’s outstanding securities at such time. Following the closing of the Merger, IMSI may issue up to 35,000,000 additional shares of its common stock to the stockholders of AccessMedia if AccessMedia achieves certain revenue goals prior to December 31, 2008 (subject to certain extensions as provided in the Merger Agreement). It is anticipated that after the closing of the Merger, Ms. Felice will be designated by the former stockholders of AccessMedia to serve as their nominee on the IMSI Board of Directors pursuant to the Merger Agreement and certain ancillary agreements in connection with the Merger.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

Date: May 30, 2006	By:	/s/ Martin Wade, III

Name: Martin Wade, III Title: Chief Executive Officer